Exhibit (6)(f)

Schedule A

Fund(s)

Separate Series of Amplify ETF Trust

Amplify Online Retail ETF

Amplify CWP Enhanced Dividend Income ETF

Amplify High Income ETF

Amplify Emerging Markets FinTech ETF

Amplify Seymour Cannabis ETF

Amplify Cleaner Living ETF

Amplify Digital & Online Trading ETF

Amplify International Enhanced Dividend Income ETF

Amplify Cybersecurity ETF

Amplify Mobile Payments ETF

Amplify Video Game Tech ETF

Amplify Global Cloud Technology ETF